EXHIBIT 2.1

EXECUTION VERSION

CONTRIBUTION AND SALE AGREEMENT

     THIS CONTRIBUTION AND SALE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2005, by and among (i) Eljer Plumbingware, Inc., a Delaware corporation (“Contributor”), (ii) Jacuzzi Brands Inc., a Delaware corporation (“Parent”), (iii) Eljer One, LLC, a Delaware limited liability company (“LLC 1”), (iv) Eljer Two, LLC, a Delaware limited liability company (“LLC 2”), (v) Eljer Three, LLC, a Delaware limited liability company (“LLC 3”), and (vi) BMK/Eljer Holding Corp., a Delaware corporation (the “Company”). Contributor, Parent, LLC 1, LLC 2, LLC 3 and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

     WHEREAS, Contributor is in the business of manufacturing, distributing and selling kitchen and bath plumbing fixtures, faucets and related accessories for residential, commercial and institutional markets, including but not limited to vitreous china, cast iron, steel, acrylic, faucets, the Enduracast and Eljer product lines and as a reseller of certain Astracast product lines (the “Business”);

     WHEREAS, Parent owns (directly or indirectly) 100% of Contributor’s outstanding capital stock and shall receive substantial direct and indirect benefits from the consummation of the transactions contemplated hereby;

     WHEREAS, Contributor owns 100% of the membership interests of LLC 1, Contributor owns 100% of the membership interests of LLC 2 and Contributor owns 100% of the membership interests of LLC 3;

     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements; and

     WHEREAS, the Parties intend that the transactions contemplated by this Agreement, in conjunction with the contribution of an aggregate of $1,000,000 cash by Sun Eljer, LLC, a Delaware limited liability company and Sun Eljer II, LLC, a Delaware limited liability company (collectively “Sun”) to the Company in exchange for stock, be treated as a tax-free contribution of assets to the Company pursuant to Code Section 351.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

     “Assumed Contracts” means all agreements, contracts, or other binding arrangements of Contributor entered into in the Ordinary Course of Business which relate primarily to the Business (including, without limitation, the Schenley Lease, the Kittanning Lease and any capital lease obligations set forth on the Assumed Capital Lease Schedule attached hereto, but specifically excluding any collective bargaining agreement, any employment agreement and the Verona Leases).

     “BMK Preferred” means the 8,500,000 Preferred Units of BMK Holdings, LLC, a Delaware limited liability company, owned by Contributor.

     “Business Employees” means all of Contributor’s employees as of the Closing Date, including all active employees and any other employees, including employees inactive as of the Closing Date for any reason.

     “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     “Closing Working Capital” means Working Capital as of the Closing.

     “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

     “Company Parties” means the Company and its Affiliates and their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns (it being understood that as of immediately following the Closing, LLC 1, LLC 2 and LLC 3 are all Company Parties).

     “Contributor Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained or contributed to by (or required to be maintained or contributed to by)

Contributor or any of its Affiliates on behalf of any current or former employee of the Business, and each other material plan, arrangement, policy, agreement or understanding (whether written or oral) relating to retirement, compensation, deferred compensation, bonus, severance, fringe benefits or any other material employee benefits maintained or contributed to by (or required to be maintained or contributed to by) Contributor or any of its Affiliates for the benefit of any current or former employee of the Business.

     “Contributor Parties” means Contributor, Parent and their Affiliates and each of their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

     “Environmental and Safety Requirements” means all applicable federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force or effect of law, all applicable judicial and administrative orders and determinations, all applicable contractual obligations and all applicable common law concerning the effect of the environment on public health and safety and worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, in each case, as previously or now in effect.

     “Ford City Real Property” means the real property owned by Contributor and more particularly described on Exhibit A, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

     “GAAP” means United States generally accepted accounting principles, as in effect from time to time and consistently applied and in accordance with Contributor’s past practices.

     “High Performance Flush Technology IP” means all Proprietary Rights relating to Contributor’s high performance flush technology.

     “Indebtedness” means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Contributor is liable, contingently or otherwise, as obligor or otherwise (other than account payables which are not more than 30 days past due), (iv) any commitment by which Contributor assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Contributor (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Contributor is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations Contributor assures a creditor against loss, (vii) any indebtedness or liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on Contributor’s assets, (viii) any letters of credits or liabilities or obligations relating thereto, (ix) amounts owed by Contributor to any Person under any noncompetition or consulting arrangements, and (ix) any amounts owed to Affiliates of Contributor, (including intercompany trade and accounts payable).

     “Indenture” means the Indenture, dated July 15, 2003, among Wilmington Trust Company in its capacity as trustee, Jacuzzi and the guarantors listed therein.

     “Kittanning Lease” mans that certain Agreement, dated October 8, 1999, by and between MHF, Inc. and Contributor.

     “Kittanning Real Property” means the real property, together with all buildings, structures, improvements and fixtures located thereon, leased by Contributor pursuant to the Kittanning Lease.

     “Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, order of any governmental authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that the Company is a successor, transferee or continuation of Contributor or the Business, and (iv) any leasehold interest, license or other right, in favor of a third party or Contributor, to use any portion of the LLC 2 Acquired Assets (as defined below) or the Company Acquired Assets (as defined below)), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

     “Loan and Security Agreement” means the Loan and Security Agreement, dated July 15, 2003, among the Lenders (as defined therein), Jacuzzi, the borrowers and guarantors named therein.

     “Loss” means any loss, liability, demand, claim, action, cause of action, cost, damage, diminution in value, deficiency, Tax, penalty, fine or expense, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder, but excluding lost profits or punitive damages (unless such lost profits or punitive damages are payable pursuant to a third-party claim).

     “Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

     “Preferred Stock” means the Series A Preferred Stock of the Company having the terms set forth in the Certificate of Designation, Number, Powers, Preferences and Relative,

Participating, Optional and Other Special Rights and Qualifications, Limitations, Restrictions, and other Distinguishing Characteristics of Series A Preferred Stock of BMK/Eljer Holding Corp. and more particularly described on Exhibit D attached hereto.

     “Property, Plant and Equipment” means the Ford City Real Property and the Schenley Owned Real Property and all equipment and fixtures located on the Ford City Real Property and the Schenley Owned Real Property.

     “Proprietary Rights” means all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, extension or reexamination thereof; trademarks, service marks and trade dress, together with all goodwill associated therewith, and all translations, adaptations, derivations and combinations of the foregoing (and all logos related to the foregoing); copyrights and copyrighted works; Internet domain names; and all registrations, applications and renewals for any of the foregoing; trade secrets and other confidential information, including ideas, know how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals; computer software (including data and related documentation); and all other intangible properties and rights relating to the Business.

     “Salem Real Property” means the real property owned by Contributor commonly known as 921 S. Ellsworth Avenue, Salem, Ohio, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

     “Schenley Lease” means that certain Lease Agreement, dated October 21, 1998 by and between E. Glenn McMillan and Eljer Plumbingware, Inc.

     “Schenley Leased Real Property” means the real property, together with all buildings, structures, improvements and fixtures located thereon, leased by Contributor pursuant to the Schenley Lease.

     “Schenley Owned Real Property” means the real property owned by Contributor and more particularly described on Exhibit B, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall profits, environmental (including tax under Code Section 59A), customs duties, capital stock, franchise, profits, foreign or domestic withholding, social security (or similar), unemployment, disability, real property, personal property, intangibles, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax or similar governmental fee, governmental assessment or governmental charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing whether disputed or not.

     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     “Transferred Employee” means each Business Employee who accepts the Company’s (or its assignee’s) offer of employment and who becomes employed by the Company (or its assignee).

     “Verona Leases” means (i) that certain Lease Contract, dated July 9, 1968, by and between Supervisors Districts 4 and 5 of Lee County, Mississippi, acting by and through the Board of Supervisors of Lee County, Mississippi, and Wallace-Murray Corporation, and (ii) that certain Lease and Agreement, dated November 1, 1970, by and between the Board of Supervisors of Lee County, Mississippi acting for and in behalf of Supervisor’s Districts Nos. Four and Five of Lee County, Mississippi, and Wallace-Murray Corporation, each as amended.

     “Verona Real Property” means the real property, together with all buildings, structures, improvements, fixtures, machinery, equipment, and other personal property located thereon, leased by Contributor pursuant to the Verona Leases or otherwise used by Contributor in the Business.

     “Working Capital” means an amount, determined as of the Closing, equal to the amount of all LLC 2 Acquired Assets which would be a “current asset” determined in accordance with GAAP, plus all Company Acquired Assets which would be a “current asset” determined in accordance with GAAP, less all Assumed Liabilities which would be a “current liability” determined in accordance with GAAP.

ARTICLE II

CLOSING TRANSACTIONS

     2.1   Contribution of Assets from Contributor to LLC 2.

             (a)   Contributed Assets. On the terms and subject to the conditions set forth in this Agreement, and prior to the transactions described in Sections 2.3, 2.4, 2.5 and Article III, LLC 2 shall acquire from Contributor, and Contributor shall sell, convey, assign, transfer and deliver to LLC 2 on the Closing Date, all of Contributor’s interest in assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Contributor (including indirect and other forms of beneficial ownership) as of the Closing Date (except for the Property, Plant and Equipment and other than the LLC 2 Excluded Assets (as defined below)), which are used primarily in or otherwise primarily associated with the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed (the “LLC 2

Acquired Assets”), free and clear of all Liens (other than Permitted Liens), including the following:

     (i) $4,830,000 of cash;

     (ii) all notes and accounts receivable whether current or non-current;

     (iii) all promotional allowances and vendor rebates and similar items;

     (iv) except as provided in Section 2.1(b)(xiv) and Section 2.1(b)(xv), all finished goods inventories, raw materials, packaging materials, work in process, consigned goods and finished goods (including warehoused inventories and inventories covered by purchase orders), wherever located, including consignment inventory and inventory on order for or in transit to or from Contributor;

     (v) all of Contributor’s interest in the Proprietary Rights (other than the High Performance Flush Technology IP subject to the terms of the License In Agreement described in Section 3.3(b)(xii) and, in the case of Proprietary Rights relating to the Eljer trademark, subject to the terms of the License Out Agreement described in Section 3.3(b)(xiii)) that are owned by, used by, issued to or licensed to Contributor, along with all of Contributor’s interest in income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world) (collectively, the “Transferred Proprietary Rights”);

     (vi) other than Property, Plant and Equipment, all leasehold improvements and all machinery, equipment (including all vehicles, testing equipment and office equipment), fixtures, trade fixtures, computers and related software, and furniture located in any building, office or other space, including without limitation at the Ford City Real Property, the Verona Real Property, the Schenley Leased Real Property, the Schenley Owned Real Property and the Kittanning Real Property;

     (vii) except as provided in Section 2.1(b)(xv), all office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind located in any building, office or other space leased, owned or occupied by Contributor or in any warehouse or other storage facility where any of Contributor’s properties and assets may be located;

     (viii) all prepayments, prepaid expenses and deposits;

     (ix) the AS400 Model 820 server located in Dallas, Texas and related owned, ancillary equipment, if any, and (to the extent transferable) related software;

     (x) all claims, refunds, credits, causes of action, choices in action, rights of recovery and rights of set-off of any kind;

     (xi) the right to receive and retain mail, payments of receivables and other communications;

     (xii) the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing;

     (xiii) all lists, records and other information pertaining to accounts and referral sources; all lists, records and other information pertaining to suppliers and customers; and all drawings, reports, studies, plans, books, ledgers, files and business and copies of all accounting records of every kind (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, computer software or otherwise;

     (xiv) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

     (xv) all permits, licenses, certifications, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such agencies;

     (xvi) the Assumed Contracts;

     (xvii) all goodwill as a going concern and all other intangible property;

and

     (xviii) all other properties, assets and rights owned by Contributor as of the Closing Date, or in which Contributor has an interest, and which are not otherwise Property, Plant and Equipment or LLC 2 Excluded Assets.

             (b)   Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “LLC 2 Excluded Assets”) are expressly excluded from the transactions contemplated by Section 2.1(a) and, as such, are not included in the LLC 2 Acquired Assets:

     (i) all cash and cash equivalents of Contributor (other than as set forth in Section 2.1(a)(i));

     (ii) the Property, Plant and Equipment;

     (iii) all stock and other ownership interests in Contributor, any subsidiary of Contributor (other than LLC 1, LLC 2 and LLC 3) or any other entity in which Contributor has an investment (including all equity interests in Zurn Pex, Inc.);

     (iv) Contributor’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating solely to the organization, maintenance and existence of Contributor as a corporation (provided that the Company shall be entitled to receive a copy of all such documentation as of the Closing);

     (v) all of Contributor’s rights, titles, and interests (including fee simple interests and leasehold interests) in the Salem Real Property and all buildings, structures, improvements (including leasehold improvements), machinery, equipment (including all vehicles, testing equipment and office equipment), fixtures, trade fixtures, computers and related software, furniture and other personal property (other than inventory) located at the Salem Real Property;

     (vi) the equipment known as the “Pressure Caster” located at the Verona Real Property;

     (vii) all agreements, contracts, or other binding arrangements of Contributor entered into in connection with the Business (other than the Assumed Contracts);

     (viii) the rights of Contributor under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by Contributor pursuant to this Agreement;

     (ix) all deferred income Taxes; (x) all intercompany receivables; (xi) all insurance policies;

     (xii) the High Performance Flush Technology IP;

     (xiii) all LLC 2 Acquired Assets which are in the nature of inventory as such inventory is sold or otherwise disposed of in the Ordinary Course of Business (other than inventory at the Salem Real Property which may be sold outside the Ordinary Course of Business in connection with the contemplated closure of such facility) and not in violation of any provision of this Agreement during the period from the date hereof until the Closing Date;

     (xiv) all excess nitrous oxide emission credits and allowances provided by Title V permit number 03-00026 issued to Contributor and attributable to the section of the Ford City Real Property commonly known as Plant One;

     (xv) all inventory of Jacuzzi and its subsidiaries (other than Contributor) in Contributor’s possession (including certain Jacuzzi and Aqualux toilets), but only to the extent such assets are not on the Closing Statement;

     (xvi) all spare parts inventory for discontinued U.S. Brass product lines, but only to the extent such assets are not on the Closing Statement; and

     (xvii) all rights and claims for refunds or credit in respect of Taxes incurred by Contributor.

     2.2    Assumption of Liabilities by LLC 2.

             (a)   Assumed Liabilities. Subject to the conditions set forth in this Agreement, and prior to the transactions described in Sections 2.3, 2.4, 2.5 and Article III, LLC 2 shall assume only the following debts, liabilities and obligations of Contributor to the extent relating to the Business (collectively, the “Assumed Liabilities”):

     (i) obligations and liabilities of Contributor and Parent (including, without limitation, the obligation and cost to provide and administer the required benefits set forth below) to provide post-employment medical and life insurance benefits (including prescription drug coverage, medical insurance and Medicare stipends) under the group medical and life insurance plans and policies of Parent or Contributor (“Post-Retirement Benefits”) as in effect prior to the Closing Date with respect to (xx) each former employee and Business Employee of Contributor listed on Schedule 2.2(a) (and any dependents and beneficiaries of such employees) who is currently receiving such benefits or eligible to receive such benefits under the current group medical and life insurance plans and policies of Parent or Contributor and (yy) Transferred Employees and those Business Employees (including any dependents and beneficiaries thereof) who do not meet the eligibility requirements to receive post-employment medical and life insurance benefits under the current group medical and life insurance plans and policies of Parent or Contributor as of the Closing Date but who are subsequently found to be entitled to such benefits by an independent arbitrator or court of competent jurisdiction based upon their service with the Contributor or Parent as of the Closing Date; further, provided, that the Company shall assume and be liable for all obligations or liabilities associated with the Company’s amendment, modification or termination to any benefit, coverage or contribution level in effect as of the Closing Date under the group medical and life insurance plans and policies of Parent or Contributor in effect as of the Closing Date;

     (ii) all promotional allowances and vendor rebates and similar items, to the extent accrued for on the Closing Statement;

     (iii) Contributor’s obligations and liabilities with respect to product warranty claims on products that were sold prior to the Closing Date;

     (iv) any liability or obligation relating to workers’ compensation claims relating to occurrences and/or injuries of Transferred Employees first arising on or after the Closing Date;

     (v) all of Contributor’s accounts payable arising in the Ordinary Course of Business (other than accounts payable that are primarily related to or arise in connection with any Excluded Asset and other than accounts payable owed to Contributor or its Affiliates);

     (vi) Contributor’s obligations under Assumed Contracts relating to the ongoing Business that were entered into in the Ordinary Course of Business (but only to the extent such Assumed Contracts are assigned to the Company or the Company otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section 3.4 below, and specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand for facts, events or circumstances occurring on or prior to the Closing Date); and

     (vii) Contributor’s obligations and liabilities arising in the Ordinary Course of Business with respect to unpaid wages, salary, vacation, sick leave, bonuses and commissions accrued as of the Closing Date solely with respect to the Transferred Employees; and

     (viii) all liabilities and obligations arising from the conduct or operation of the Business, the LLC 2 Acquired Assets or the Company Acquired Assets after the Closing Date (including any liabilities and obligations under Environmental and Safety Requirements (whether now or hereinafter in effect) arising solely from facts, events or conditions occurring after the Closing Date; provided however, for the avoidance of doubt, that this provision shall not include "owner" or "operator" liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or other analogous Environmental and Safety Requirements, unless such liability arises solely from contamination conditions caused after the Closing).

     The Company hereby acknowledges that it is assuming the Assumed Liabilities, and the Company shall pay, discharge and perform or cause to be paid, discharged and performed all such liabilities and obligations.

          (b)   Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, LLC 2 shall not assume or in any way become liable for any of Contributor’s debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the LLC 2 Acquired Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including without limitation clauses (i) through (xvi)below (collectively referred to herein as the “Excluded Liabilities”):

     (i) any of Contributor’s liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by Contributor in connection with the transactions contemplated by this Agreement;

     (ii) except as provided in Section 7.11, any of Contributor’s liabilities or obligations for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, brokerage fees and transfer Taxes);

     (iii) except as provided in Section 7.11, any liability or obligation of Contributor for Taxes for any period;

     (iv) except as specifically set forth in Section 2.2(a)(i), any liability or obligation under or with respect to any Contributor Employee Benefit Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Contributor or its Affiliates, or with respect to which Contributor or any such Affiliate has any liability, including, without limitation, (yy) any liabilities under any Contributor Employee Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or is otherwise a pension plan or (zz) any liabilities relating to medical or dental claims incurred by any current or former employee of the Business prior to the Closing Date under Contributor’s medical and dental plans (other than Contributor’s liability with respect to retiree medical and life insurance claims specifically assumed by LLC 2 in Section 2.2(a)(i));

     (v) except as specifically set forth in Section 2.2(a)(iii), any liability or obligation with respect to any products or services that were sold prior to the Closing, including product liability, infringement claims and any related claims and litigation arising prior to, on or after the Closing Date;

     (vi) except as specifically set forth in Sections 2.2(a)(i) and 2.2(a)(vii), any of Contributor’s liabilities or obligations for vacation pay, sick pay, holiday pay, salary, wages, bonuses, severance or other payments or liabilities of any kind to any Business Employees or former employee of Contributor;

     (vii) except as provided in Section 2.2(a)(iv), any liability or obligation relating to workers’ compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims, occurrences and/or injuries first arising on or prior to the Closing Date;

     (viii) any of Contributor’s liabilities or obligations (A) arising by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any governmental authority, or (B) arising by reason of any breach or alleged breach by Contributor of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree;

     (ix) any liabilities or obligations arising under any Environmental and Safety Requirements to the extent relating to facts, events or conditions occurring or in existence with respect to the Business, the LLC 2 Acquired Assets or the Company Acquired Assets, the Contributor or any current or former owned or leased properties on or prior to the Closing Date;

     (x) except as specifically set forth in Section 2.2(a)(iii), any of Contributor’s liabilities or obligations relating to any legal action, proceeding or claim (including labor grievances) arising out of or in connection with Contributor’s conduct of the Business or any other conduct of Contributor, Contributor’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

     (xi) except for capital leases assumed by the Company or any of its subsidiaries, any of Contributor’s liabilities or obligations for Indebtedness;

     (xii) any liabilities or obligations primarily related to any of the LLC 2 Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

     (xiii) any of Contributor’s liabilities or obligations of Contributor or Parent relating to historical, actual, in-process, or contemplated or other future closure, downsizing, restructuring or combining of Contributor’s facilities including without limitation any such liabilities or obligations set forth on Contributor’s books and records;

     (xiv) except as specifically set forth in Section 2.2(a)(i) and Section 2.2(a)(vi), any of Contributor’s liabilities or obligations under contracts, leases, commitments or understandings (including without limitation any liabilities or obligations under any collective bargaining agreement and any employment agreement);

     (xv) any of Contributor’s liabilities or obligations which LLC 2, the Company or any of their Affiliates may become liable for as a result of or in connection with the failure by the LLC 2 or the Company or Contributor to comply with any bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” theories of liability relating to facts, events or conditions occurring or in existence on or prior to the Closing Date; and

     (xvi) except as provided in Section 7.11, any other liabilities or obligations of Contributor not expressly assumed by the Company pursuant to Section 2.2(a) above.

For purposes of this Section 2.2(b), “Contributor” shall be deemed to include all Affiliates of Contributor and any predecessors to Contributor and any Person with respect to which Contributor is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Contributor hereby acknowledges that it is retaining the Excluded Liabilities, and Contributor shall pay, discharge and perform all such liabilities and obligations.

     2.3   Contribution of Property from Contributor to LLC 3. On the terms and subject to the conditions set forth in this Agreement, after the transactions described in Sections 2.1 and 2.2 but before the transactions described in Sections 2.4, 2.5 and Article III, Contributor shall contribute the BMK Preferred to LLC 3 on the Closing Date free and clear of all Liens.

     2.4   Contribution of Entire Membership Interests of LLC 2 and LLC 3 by Contributor to LLC 1. On the terms and subject to the conditions set forth in this Agreement, after the transactions described in Sections 2.1, 2.2 and 2.3 but before the transactions described in Section 2.5 and Article III, Contributor shall contribute (a) all of the membership interests of LLC 2 (the “LLC 2 Membership Interests”) to LLC 1 and (b) all of the membership interests of each of LLC 3 (the “LLC 3 Membership Interests”) to LLC 1, each on the Closing Date free and clear of all Liens.

     2.5   Contribution of Membership Interests of LLC 1 to the Company. On the terms and subject to the conditions set forth in this Agreement, after the transactions described in Sections 2.1 through 2.4, but before the transactions described in Article III, on the Closing Date, Contributor shall contribute all of the membership interests of LLC 1 (the “LLC 1 Membership Interests”) to the Company in exchange for (a) $330,000 cash and (b) 11,000 shares of Preferred Stock of the Company (the “Shares”).

ARTICLE III

ADDITIONAL CLOSING TRANSACTIONS

     3.1   Purchase of Assets by the Company. On the terms and subject to the conditions set forth in this Agreement, immediately following the consummation of the transactions described in Article II, the Company shall purchase from Contributor, and Contributor shall sell, convey, assign, transfer and deliver to the Company on the Closing Date, all of Contributor’s interest in assets, properties, rights, titles and interests of every kind and nature in the Property, Plant and Equipment, whether owned, licensed or leased by Contributor (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed (the “Company Acquired Assets”), free and clear of all Liens (other than Permitted Liens). For the avoidance of doubt, it is understood and agreed that in connection with the transactions contemplated herein, the Company is purchasing from Contributor a fee simple interest in the Ford City Real Property and the Schenley Owned Real Property (including with respect to buildings 10, 20 and 30) and leasehold interests in the Schenley Leased Real Property (including with respect to building 40) and the Kittanning Real Property.

     3.2   Purchase Price. The aggregate cash purchase price for the Company Acquired Assets shall be $4,500,000.

     3.3   Closing Transactions.

            (a)   Closing. The closing of the transactions contemplated by Article II (together with the closing of the transactions contemplated by this Article III, the “Closing”) shall take place in the order described in Article II above and prior to the transactions contemplated by Article III at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, or at such other place as is mutually agreeable to the Parties, at 10:00 a.m., local time, within 2 business days of the date the conditions set forth in Article IV are satisfied (or waived by the Party entitled to waive that condition). Immediately following the Closing of the transactions contemplated by Article II, the Article III shall take place and the Closing shall be deemed effective as of the opening of business on the Closing Date.

            (b)   Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, the following Persons will make the following deliveries in the following order:

     (i) Contributor shall furnish to the Company a statement of the estimated Working Capital as of the close of business on the second business day immediately preceding the Closing Date, which statement shall be prepared by Contributor in accordance with GAAP and shall include only those categories of assets and liabilities and line items included in, and be in a form consistent with, the February 2005 Working Capital Statement set forth in Schedule 3.3(b)(i);

     (ii) Contributor shall convey all of the LLC 2 Acquired Assets to LLC 2 and shall deliver to LLC 2 such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, special warranty deeds, warranty assignments of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to LLC 2 of good and marketable title to the LLC 2 Acquired Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be satisfactory in form and substance to LLC 2, the Company and the Company’s counsel);

     (iii) LLC 2 shall assume the Assumed Liabilities by delivery of an appropriate instrument to Contributor;

     (iv) Contributor shall convey the BMK Preferred to LLC 3;

     (v) Contributor shall convey all of the membership interests in LLC 2 to LLC 1 and shall deliver to LLC 1 such appropriately executed instruments of transfer, assignment, conveyance and delivery which are necessary or desirable to effect transfer to LLC 1 of good and marketable title to all of the membership interests of LLC 2 free and clear of all Liens;

     (vi) Contributor shall convey all of the membership interests in LLC 3 to LLC 1 and shall deliver to LLC 1 such appropriately executed instruments of transfer, assignment, conveyance and delivery which are necessary or desirable to effect transfer to LLC 1 of good and marketable title to all of the membership interests of LLC 3 free and clear of all Liens;

     (vii) Contributor shall convey all of the membership interests in LLC 1 to the Company and shall deliver to the Company such appropriately executed instruments of transfer, assignment, conveyance and delivery which are necessary or desirable to effect transfer to the Company of good and marketable title to all of the membership interests of LLC 1 free and clear of all Liens;

     (viii) The Company shall deliver to Contributor (a) $330,000 cash and (b) the Shares, both free and clear of all Liens;

     (ix) The Company shall deliver to Contributor the Cash Purchase Price by wire transfer of immediately available funds;

     (x) Contributor shall convey all of the Company Acquired Assets to the Company and shall deliver to the Company such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, special warranty deeds, warranty assignments of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to the Company of good and marketable title to the Company Acquired Assets (free and clear of all Liens, other than Permitted Liens), including (A) a special warranty deed with respect to the Ford City Real Property, conveying to the Company fee simple title to such Ford City Real Property, in form and substance satisfactory to the Company and (B) a special warranty deed with respect to the Schenley Owned Real Property, conveying to the Company fee simple title to such Schenley Owned Real Property, in form and substance satisfactory to the Company (it being understood that all of the foregoing shall be satisfactory in form and substance to the Company and its counsel);

     (xi) The Contributor, the Company and Sun shall duly execute the Stockholders’ Agreement in the form attached hereto as Exhibit E;

     (xii) The Contributor and LLC 2 shall duly execute a License In Agreement whereby Contributor licenses the High Performance Flush Technology IP to Eljer, Inc. (an Affiliate of the Company), on a perpetual, royalty free basis for use in connection with the “Eljer” brand, and beginning on the third anniversary of the Closing Date, for use in connection with other brands in exchange for a reasonable royalty for use on such other brands, in a form reasonably acceptable to the Parties hereto (it being understood that the Parties will continue after the date hereof to negotiate in good faith the terms of the royalty and the rights to any future improvements, extensions, updates, modifications, replacements, versions, enhancements, and developments to the High Performance Flush Technology IP as well as additional terms and conditions appropriate to such a license);

     (xiii) The Contributor and Eljer, Inc. shall duly execute the License Out Agreement whereby Eljer, Inc. licenses to an Affiliate of Parent certain rights to use the Eljer trademark on the Astracast product line for sales to certain retailers in a form reasonably acceptable to the Parties hereto;

     (xiv) Contributor shall deliver to LLC 2 (A) all books, records and other materials used primarily in or otherwise primarily associated with the Business (including with respect to the Property, Plant and Equipment); (B) certified copies of resolutions of Contributor’s board of directors, Parent, and Parent’s board of directors, each of LLC 1, LLC 2 and LLC 3 (and their manager, managing member, board of managers or other governing body) authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (C) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that the Company reasonably requests prior to the Closing Date to effect the transactions contemplated hereby;

     (xv) The Company shall deliver to Contributor (A) certified copies of resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Contributor reasonably requests prior to the Closing Date to effect the transactions contemplated hereby; and

     (xvi) The Company shall deliver to Contributor such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Contributor reasonably requests prior to the Closing Date to effect the transactions contemplated hereby;

     3.4   Nonassignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Contributor to the Company of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Company shall assume no obligations or liabilities under any such Assumed Contract. If any consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, Contributor shall cooperate with the Company following the Closing Date in any reasonable arrangement designed to provide the Company with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of the Company of any and all rights of Contributor against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by the Company, acting as an agent on behalf of the Company or as the Company shall otherwise reasonably require.

ARTICLE IV

CONDITIONS TO CLOSING

     4.1   Conditions to the Company’s Obligation. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver) of the following conditions as of the Closing:

            (a)   The representations and warranties made by Contributor and Parent in this Agreement and in any certificate delivered by Contributor pursuant hereto shall be true and correct in all material respects as of the date hereof;

            (b)   Contributor and Parent shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Contributor and Parent on or prior to the Closing Date;

            (c)   Contributor shall have obtained releases of all Liens of whatever nature relating to the LLC 2 Acquired Assets and the Company Acquired Assets (other than the Permitted Liens);

            (d)   Since the date of this Agreement, there shall have been no material adverse effect on the financial condition, operating results, assets or operations of the Business, taken as a whole (a “Material Adverse Effect”);

            (e)   The Working Capital as set forth in the statement of estimated Working Capital delivered pursuant to Section 3.3(b)(i) shall not be less than $40,000,000.00 (the “Target Working Capital”) (it being understood that the Working Capital shall be increased by the amount of cash or cash equivalents that Contributor elects, in its sole discretion, to contribute to LLC 2 in excess of the amount set forth in Section 2.1(a)(i)); and

            (f)   No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief that would be material to the Business taken as a whole or the Company in connection with the transactions contemplated hereby, or that could have a Material Adverse Effect or materially adversely affect the right of the Company or its Affiliates to own or operate the LLC 2 Acquired Assets or the Company Acquired Assets taken as a whole (but excluding for these purposes any suit, action or proceeding which would be an Excluded Liability).

     4.2  Conditions to Contributor’s Obligations. The obligation of Contributor to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver) of the following conditions as of the Closing:

            (a)   The representations and warranties made by the Company in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct in all material respects as of the date hereof;

            (b)   The Company shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

            (c)   No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, and no investigation that could result in any such suit, action or proceeding shall be pending or threatened;

            (d)   Parent and Contributor shall have received the approval from each of Wilmington Trust Company, as trustee under the Indenture, and Fleet Capital Corporation, as collateral agent under the Loan and Security Agreement, to consummate the transactions contemplated by this Agreement; and

            (e)   The consummation of the sale of Rexair Holdings, Inc. to Affiliates of Rhône Capital LLC in accordance with the terms of the Agreement and Plan of Merger dated as of May 8, 2005 among Rhône Sweep Holdings LLC, Rhône Sweep Acquisition LLC, Rhône Sweep Acquisition Inc., Rhône Sweep Acquisition Sub LLC, Jacuzzi Brands, Inc., JUSI Holdings, Inc. and Rexair Holdings, Inc.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR AND PARENT

     As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Contributor and Parent hereby jointly and severally represent and warrant to the Company that:

     5.1 Organization and Corporate Power. Contributor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Contributor, with respect to the Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Contributor’s properties or the nature of Contributor’s activities require it to be so qualified, other than any such qualifications for which the failure to obtain or maintain would not have a material adverse effect on the Business taken as a whole. Contributor has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate the Business, the LLC 2 Acquired Assets and the Company Acquired Assets and to conduct the Business as now conducted and as presently proposed to be conducted.

     5.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Contributor, Parent, LLC 1, LLC 2 and LLC 3 and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Contributor, Parent, LLC 1, LLC 2 and LLC 3, and no other proceedings on the part of Contributor, Parent, LLC 1, LLC 2 or LLC 3 are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Contributor, Parent, LLC 1, LLC 2 and LLC 3 constitute valid and binding obligations of Contributor, Parent, LLC 1, LLC 2 and LLC 3, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws and subject to the limitations imposed by general equitable principles.

     5.3 No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Contributor, Parent, LLC 1, LLC 2 and LLC 3 and the consummation of the transactions contemplated hereby and thereby does not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien or encumbrance of any kind upon any of the LLC 2 Acquired Assets or the Company Acquired Assets, except for Permitted Liens, or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority, under the provisions of Contributor’s or Parent’s or LLC 1’s or LLC 2’s or LLC 3’s certificate of incorporation or bylaws, or any law, statute, rule or regulation to which Contributor, Parent, LLC 1, LLC 2 or LLC 3 is subject, or, except for any defaults, breaches, conflicts, violations, terminations, accelerations, authorizations, consents, approvals or exemptions that would not reasonably be expected to have a Material Adverse Effect, any indenture, mortgage, lease, loan agreement, license, contract, understanding, commitment or other agreement or instrument to which Contributor, Parent, LLC 1, LLC 2 or LLC 3 is bound or affected. Without limiting the generality of the foregoing, except for the Company pursuant hereto, there are no agreements, options, commitments or rights with, of or to any Person to purchase or otherwise acquire any of the LLC 2 Acquired Assets or Company Acquired Assets or any interests therein, except those entered into in the Ordinary Course of Business for the sale of inventory.

     5.4 Capitalization of LLC 1, LLC 2 and LLC 3. As of immediately prior to the Closing (a) Contributor is the record owner of all of the LLC 1 Membership Interests, LLC 2 Membership Interests and LLC 3 Membership Interests; (b) all of the LLC 1 Membership Interests, LLC 2 Membership Interests and LLC 3 Membership Interests have been duly authorized and are validly issued and have not been issued in violation of any preemptive rights, rights of first refusal, member rights, proxy rights or other similar rights; (c) except for the LLC 1 Membership Interests, LLC 2 Membership Interests and LLC 3 Membership Interests, none of LLC 1 nor LLC 2 nor LLC 3, respectively have any other interests, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by LLC 1, LLC 2 and LLC 3, respectively; (d) no Person has any rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any units, membership interests or other equity securities of any of LLC 1, LLC 2 or LLC 3; and (e) none of LLC 1 nor LLC 2 nor LLC 3 is party to any agreement or other obligation (contingent or otherwise) which requires any of them to repurchase or otherwise acquire any of their units, membership interests or other equity securities.

     5.5 Assets.

            (a)   Immediately prior to the Closing, Contributor owns good and valid title to all of the LLC 2 Acquired Assets and the Company Acquired Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens described on the attached Encumbrances Schedule, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith, and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the LLC 2 Acquired Assets and the Company Acquired Assets to which they relate and do not affect the merchantability of the title to the LLC 2 Acquired Assets and the Company Acquired Assets to which they relate (items (ii) and (iii) above are collectively referred to herein as the “Permitted Liens”).

            (b)  The LLC 2 Acquired Assets and the Company Acquired Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary, together with the arrangements contemplated by Section 9.16, for the conduct of the Business in all material respects as currently conducted by Contributor.

            (c)  There is no inventory of the Business that is owned by Contributor or any of its Affiliates (or otherwise appears on the Closing Statement) that is not a part of the LLC 2 Acquired Assets or the Company Acquired Assets.

     5.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Contributor or Parent.

     5.7 Compliance with Laws; Permits; Certain Operations. Except as would not have a material adverse effect on the Business taken as a whole, Contributor has complied and is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of the Business and no notices have been received by and no claims have been filed against Contributor alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations.

     5.8 Private Placement and Securities Laws. Contributor hereby represents and warrants to the Company that: (i) Contributor is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission); (ii) Contributor is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time, is aware that it may lose the entire amount of its investment in the Company and is aware that transfer of the Shares may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth in the Stockholders’ Agreement, and herein, and (B) the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act of 1933 and such applicable state securities laws or an exemption from such registration is available; (iii) Contributor is acquiring the Shares for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, and the Shares will not be disposed of in contravention of any federal or state securities laws; (iv) Contributor is aware that there is no public market for the Shares; (v) Contributor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and sale of the Shares and has had full access to such other information concerning the Company as it has requested; and (vi) Contributor has, independently and without reliance upon the Company and based on such documents and information as it has deemed appropriate, made its own investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.

     5.9 Post-Retirement Benefits. The current benefit, coverages and contributions levels under the current group medical and life insurance plans and policies of Parent or Contributor as of the Closing Date are valid and effective against all employees and former employees (including any dependent and beneficiary thereof) entitled to Post-Retirement Benefits and any amendments or modifications made to the Post-Retirement Benefits by Parent and Contributor prior to the date hereof that were adopted to implement such benefit, coverage or contribution levels are valid and binding on each effected current and former employee of Contributor and each affected dependent and beneficiary of any such employee.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Contributor and Parent to enter into this Agreement, the Company hereby represents and warrants to Contributor and Parent as follows:

     6.1 Corporate Organization and Power. The Company is a corporation duly formed and validly existing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

     6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by the Company constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws and subject to the limitations imposed by general equitable principles.

     6.3 Governmental Authorities and Consents. The Company is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.4 Brokerage. Except for arrangements for which the Company shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

     6.5 Private Placement and Securities Laws. The Company hereby represents and warrants to Contributor that: (i) the Company is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission); (ii) the Company is able to bear the economic and financial risk of an investment in LLC 1 for an indefinite period of time, is aware that it may lose the entire amount of its investment in LLC 1 and is aware that transfer of the LLC 1 Membership Interests may not be possible because the LLC 1 Membership Interests have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act of 1933 and such applicable state securities laws or an exemption from such registration is available; (iii) the Company is acquiring the LLC 1 Membership Interests for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, and the LLC 1 Membership Interests will not be disposed of in contravention of any federal or state securities laws; (iv) the Company is aware that there is no public market for the LLC 1

Membership Interests; and (v) the Company has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering and sale of the LLC 1 Membership Interests and has had full access to such other information concerning LLC 1 as it has requested.

     6.6 Solvency Opinion. Prior to the Closing, the Parties will use their commercially reasonable efforts to obtain an opinion of Valuation Research Corporation or another reputable valuation expert as to the solvency of the Company (or is assignee) after giving effect to the transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

     7.1 Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement (including without limitation the covenant in Section 9.16) or as is consistent with Contributor’s current downsizing and restructuring program or with the prior written consent of the Company, from the date hereof until the Closing Date, Contributor shall (and Parent shall cause Contributor to) (i) conduct the Business in the Ordinary Course of Business (including with respect to the payment of accounts payable of Contributor), (ii) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations, (iii) to maintain appropriate levels of inventory (consistent with past practice) and (iv) not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Company, from the date hereof until the Closing Date, Contributor shall (and Parent shall cause Contributor to):

            (a)  not sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the LLC 2 Acquired Assets or the Company Acquired Assets, or any interests therein, other than in the Ordinary Course of Business;

            (b)  not make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments);

            (c)  at the Company’s reasonable request, report periodically to the Company concerning the status of the Business, the LLC 2 Acquired Assets and the Company Acquired Assets and its operations and finances;

            (d)  not take any action which is materially inconsistent with its obligations under this Agreement;

            (e)  maintain the LLC 2 Acquired Assets and the Company Acquired Assets in good operating condition and repair, subject to ordinary wear and tear;

            (f)  continue all existing policies of insurance (or comparable insurance) of or for the benefit of Contributor in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing);

            (g)  not enter into any transaction or make or enter into any contract or commitment or amend or terminate any material agreement or commitment which is not in the Ordinary Course of Business;

            (h)  not terminate any Assumed Contract;

            (i)  not grant any increase in the compensation payable or to become payable to any employee of Contributor (including, without limitation, retention or stay bonus arrangements), except such increases as are required by contract and not contribute or make any commitment to, or representation that it shall, contribute any amounts to any Contributor Employee Benefit Plan, or otherwise alter any such Contributor Employee Benefit Plans or the funding thereof except as required by law or by the terms of any such plan as in effect on the date of this Agreement;

            (j)  maintain Contributor’s books and records in the usual, regular and ordinary manner and consistent with past practice;

            (k)  maintain compliance in all material respects with all laws, rules and regulations of all governmental authorities that relate to Contributor, the Business or the LLC 2 Acquired Assets and the Company Acquired Assets;

            (l)  not implement any employee layoffs that could implicate the WARN Act;

            (m) not incur any Assumed Liability, whether absolute, fixed or contingent, except in the Ordinary Course of Business;

            (n)  not sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, or permit to lapse any of the Transferred Proprietary Rights, including without limitation the High Performance Flush Technology IP that is the subject of the License In Agreement;

            (o)  not terminate, discontinue, close or dispose of any Property, Plant and Equipment; and

            (p)  not change its cash management practices in any material respect.

     Notwithstanding the foregoing, nothing in this Section 7.1 shall prohibit Contributor from taking any reasonable action in connection with the closure of Plant One located at the Ford City Real Property.

     7.2 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement and the Schedules attached hereto and any other document delivered pursuant to this Agreement shall survive the Closing until the one (1) year anniversary of the Closing Date; provided that Section 5.1 (Organization and Corporate Power),

Section 5.2 (Authorization), Section 5.4 (Capitalization of LLC 1, LLC 2 and LLC 3), Section 5.6 (Brokerage), Section 5.8 (Private Placement and Securities Laws), Section 6.1 (Corporate Organization and Power), Section 6.2 (Authorization), Section 6.4 (Brokerage) and Section 6.5 (Private Placement and Securities Laws) shall survive the execution and delivery of this Agreement and the Closing without limitation and Section 5.9 shall survive for a period of 3 years following the Closing Date.

     7.3 Indemnification for Excluded Liabilities. Contributor shall indemnify the Company Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Company Parties as and when incurred for any Losses which any such Company Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any Excluded Liability. Any indemnification of Company Parties pursuant to this Section 7.3 shall be effected by wire transfer of immediately available funds from Contributor to an account designated by the Company within 10 days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate and calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.

     7.4 Indemnification for Assumed Liabilities. The Company (or, to the extent Eljer, Inc. is a permitted assignee, Eljer, Inc. and Eljer, Inc.’s subsidiaries jointly and severally) shall indemnify the Contributor Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Contributor Parties as and when incurred for any Losses which any such Contributor Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any Assumed Liabilities. Any indemnification of Contributor Parties pursuant to this Section 7.4 shall be effected by wire transfer of immediately available funds from the Company (or, to the extent Eljer, Inc. is a permitted assignee, Eljer, Inc.) to an account designated by Contributor within 10 days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate and calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.

     7.5 Indemnification Procedures.

            (a)  Upon receipt by any Party seeking indemnification under this Agreement (a “Indemnified Party”) of notice of the commencement of any action by a third party (a “Third-Party Claim”) against it, such Indemnified Party shall, if a claim is to be made against any other Party (an “Indemnifying Party”) under Section 7.3 or Section 7.4, give written notice to the Indemnifying Party of the commencement of such Third-Party Claim as soon as practicable, but in no event later than five (5) business days after the Indemnified Party shall have been served, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially and adversely prejudiced by the Indemnified Party’s failure to give such notice. The Indemnified Party shall provide the Indemnifying Party such information with respect to such Third-Party Claim that the Indemnifying Party shall reasonably request.

            (b)  If a Third-Party Claim is brought against an Indemnified Party and it gives proper notice to the Indemnifying Party of the commencement of such Third-Party Claim, the Indemnifying Party shall, subject to the limitations set forth in this Section 7.5, be entitled to control and appoint lead counsel for such defense, in each case at its expense, for so long as the Indemnifying Party acknowledges that the claims made in such Third-Party Claim are within the scope of and subject to indemnification hereunder.

            (c)  If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld or delayed) if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party; and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party, unless the Indemnifying Party and the Indemnified Party are both named as Parties to the proceedings and in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided that the Indemnifying Party will not be required to pay for more than one such counsel in any jurisdiction for all Indemnified Parties in connection with any Third-Party Claim.

            (d)  If proper notice is given to an Indemnifying Party of the commencement of any Third-Party Claim and the Indemnifying Party does not, within ten (10) business days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

            (e)  Each Party shall cooperate, and cause their respective subsidiaries to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

            (f)  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage for any Losses payable under Section 7.3 or Section 7.4; provided that this Section 7.5(f) shall not permit the Indemnifying Party to delay any payment it owes to an Indemnified Party pursuant to Section 7.3 or Section 7.4 of this Agreement.

     7.6   Exclusivity. Except as specifically set forth in this Agreement (with its Schedules and Exhibits), effective as of the Closing, each Party (on behalf of itself and its Affiliates) waives any rights and claims such Person may have against each other Party or any of their Affiliates, whether in law or in equity, relating to the Business or the transactions contemplated hereby, other than in respect of any cause of action based solely on a theory of fraud. The rights and claims waived by each Party pursuant to the foregoing sentence (on behalf of themselves and their Affiliates) include, without limitation, claims for contribution or other statutory rights of recovery arising out of or relating to any Environmental and Safety Requirements (whether now or hereinafter in effect), negligent misrepresentation and all other claims for breach of duty. After the Closing, Sections 7.3 and 7.4 will provide the exclusive remedy for any Losses which any Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any Assumed Liabilities or Excluded Liabilities.

     7.7 Employee Related Matters.

            (a)  As of the Closing Date, the Company (or its assignee) shall offer employment to only those Business Employees as the Company (or its assignee) shall determine in its sole discretion and such offers of employment shall contain terms and conditions of employment (including, without limitation, salary, wages and benefits) that the Company (or its assignee) shall determine in its sole discretion. The Company (or its assignee) shall make sufficient offers of employment at sufficient terms and conditions of employment so as not to give rise to any Contributor obligations or liabilities under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any other applicable law, including without limitation, USERRA and anti-discrimination laws); provided, however, that no less than five (5) business days prior to the Closing, Contributor shall have provided the Company (or its assignee) with a list of permanent Business Employees laid off at each of the Contributor’s facilities during the 90-day period immediately preceding the Closing and a list of all Business Employees currently on military leave who could be eligible for reinstatement with the Business upon their return from such duty. Nothing in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment with the Company (or its assignee), nor shall anything herein limit or interfere with the Company’s (or its assignee’s) right to terminate the employment of any Transferred Employee at any time after the Closing (subject to applicable law), with or without cause or notice, or restrict the Company (or its assignee) in the exercise of independent business judgment in modifying any terms or conditions of employment of the Transferred Employees on and after the Closing Date. Prior to the Closing Date, Contributor shall take all actions necessary to fully vest each Transferred Employee in their benefits under each Contributor Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of Code and shall make all employee and employer contributions to such plans for all periods of employee service prior to the Closing Date for all Transferred Employees. The Parties agree and acknowledge that at all times prior to the Closing Date, all of the Business Employees are employees of Contributor only (and no other Party), that only Contributor shall have the right to supervise and direct the activities of the Business Employees and that neither the Company nor any of its Affiliates or assignees shall have the ability to supervise or direct the activities of any of the Business Employees until such time on or after the Closing date as such Business Employees become Transferred Employees pursuant to the terms and conditions of this Agreement.

            (b)  If the Company or an Affiliate of the Company does not offer employment to any Business Employee working primarily at the Ford City Property, the Kittanning Real Property, the Schenley Owned Real Property or the Schenley Leased Real Property as of the Closing Date on terms that include base salary and base wages that are comparable in the aggregate to the base salary and base wages enjoyed by such Business Employee immediately prior to the Closing Date (each, a “Terminated Employee”), then Parent may provide to such Business Employee a severance benefit under the ordinary severance benefit policy applied under Parent’s severance policy as set forth on the Parent Severance Policy Schedule attached hereto (collectively, the “Termination Benefit”). Parent shall provide the Company with written statements detailing the Termination Benefit provided to any Terminated Employee as and when the costs of such benefit is incurred by Parent or its Affiliates and, promptly upon receipt of each statement, the Company shall reimburse Parent and its Affiliates for such costs.

     7.8 Restrictions on Certain Payments. Prior to the sixth anniversary of the Closing Date, the Company shall not, and shall cause its subsidiaries not to, (i) pay, dividend or make any distribution to Sun or any Affiliate of Sun in respect of the Company’s or any of its subsidiary’s Capital Stock (other than dividends or distributions payable solely in the Company’s or its subsidiary’s Capital Stock, as applicable, or dividends or distributions payable solely to the Company or a wholly owned subsidiary of the Company) without first acquiring an opinion of a reputable valuation expert as to the solvency of the Company after giving effect to such dividend or distribution or (ii) pay any fees to Sun or any Affiliate of Sun that are not reasonable and customary, consistent with the past practice of Sun and its Affiliates with respect to other Sun portfolio companies. Except as provided in the preceding sentence, any transaction between Sun or an Affiliate of Sun (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, shall be on arms-length terms.

     7.9 Expenses. Each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby (it being understood by Contributor and Parent that the Company shall pay all of the costs and expenses of Sun and its Affiliates incurred in connection with the transactions contemplated hereby). Without limiting the foregoing, each Party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby.

     7.10 Further Transfers; Transition Assistance. Contributor shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the Company may reasonably request to effect, consummate, confirm or evidence the transfer to LLC 2 and the Company of the LLC 2 Acquired Assets and the Company Acquired Assets respectively, the assumption by LLC 2 of the Assumed Liabilities and the conduct by the Company of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Contributor shall execute such documents as may be necessary to assist LLC 2 and the Company in preserving or perfecting their rights in the LLC 2 Acquired Assets and the Company Acquired Assets and their ability to conduct the Business. Contributor and Parent agree that subsequent to the Closing they shall refer all customer inquiries with respect to the Business to the Company. Prior to the Closing, Contributor shall, at its sole cost and expense, transport and deliver all inventory located at the Salem Real Property to the Ford City Real Property.

     7.11 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the LLC 2 Acquired Assets or the Company Acquired Assets

or the contribution of the LLC 1 Membership Interests to the Company pursuant to Section 2.5 (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Transferred Proprietary Rights), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid fifty percent (50%) by Contributor and Parent and fifty percent (50%) by the Company. The Company and Contributor shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such taxes described in the immediately preceding sentence. The Company and Contributor shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

     7.12 Property Expense Apportionment. The following items (the “Prorated Amounts”) relating to the LLC 2 Acquired Assets and the Company Acquired Assets shall be apportioned at the Closing in an equitable manner as of the close of business on the day immediately preceding the Closing Date (the “Adjustment Date”) so that the expense items with respect to the period up to and including the Adjustment Date, without regard to when the same are payable, shall be for Contributor’s account and the expense items with respect to the period after the Adjustment Date shall be for the Company’s account:

            (a)  Real property taxes and assessments with respect to the Ford City Real Property and the Schenley Owned Real Property and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes at the Closing shall be based upon a reasonable estimate mutually agreed upon by the Company and Contributor; provided that the Company and Contributor shall recalculate and reprorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year; and

            (b)  Utilities and other apportionments and adjustments with respect to the Ford City Real Property and Schenley Owned Real Property as are customarily apportioned upon the transfer of property similar to the foregoing.

For purposes of this section, the term “equitable manner” shall mean that Contributor shall be allocated such items based on a fraction, the numerator of which is the number of days in the applicable taxable or fiscal period prior to the Closing Date and the denominator of which is the total number of days in such taxable period, and the Company shall be allocated the remainder. In the case of Prorated Amounts paid by Contributor prior to Closing, any amounts due to Contributor from the Company shall be paid at Closing; thereafter, in the event that either the Company or Contributor shall make any payment for which it is entitled to reimbursement under this Section 7.12, the other Party shall make such reimbursement promptly, but in no event later than ten days, after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting documentation as is reasonably necessary to calculate the amount of such reimbursement.

     7.13 Accounts Receivable. Contributor shall promptly forward to LLC 2 (or its successor) any and all proceeds from accounts receivable relating to the Business that are received by Contributor following the Closing Date.

     7.14 Tax Matters.

            (a)  Intended Tax Treatment. The Parties hereto acknowledge their intent that the transactions contemplated by this Agreement, in conjunction with the contribution of $1,000,000 cash by Sun to the Company in exchange for stock therein, be treated as a tax-free contribution of the LLC 2 Acquired Assets, Assumed Liabilities and Company Acquired Assets (collectively, the “Acquired Assets and Liabilities”) to the Company pursuant to Code Section 351; followed immediately thereafter by a tax-free contribution of the Acquired Assets and Liabilities first to Eljer Holding Corp., a Delaware corporation, and then to Eljer, Inc., a Delaware corporation, pursuant to Code Section 351. The Parties agree (i) not to take any position on any Tax Return inconsistent with their intent as expressed in this Section 7.14(a) and (ii) to disregard for federal income tax purposes, as a “circular flow of cash,” (A) $4,830,000 out of the total cash contribution made by Contributor to LLC 2, (B) the $330,000 cash received by Contributor from the Company in exchange for Contributor’s LLC 1 Membership Interests and (C) the Cash Purchase Price paid by the Company to Contributor.

            (b)  Cooperation on Tax Matters. Upon the request of the other Party, the Company and Contributor agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business, the LLC 2 Acquired Assets and the Company Acquired Assets (including, without limitation, access to personnel and books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit, or proceeding relating to any Tax; provided that each Party shall reimburse the other Party for such other Party’s reasonable out-of-pocket expenses in connection therewith. The Company and Contributor shall retain all books and records with respect to Taxes pertaining to the Business, the LLC 2 Acquired Assets and the Company Acquired Assets for a period of at least six years following the Closing Date. At the end of such period, each Party shall provide the other Party with at least ten days prior written notice before destroying any such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. The Company and Contributor shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business, the LLC 2 Acquired Assets and the Company Acquired Assets.

     7.15 Working Capital Post-Closing True-Up.

            (a)  Within 120 days following the Closing Date, the Company shall deliver to Contributor a statement (in its final and binding form, the “Closing Statement”) setting forth the Closing Working Capital. The Closing Statement shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP and shall include only those categories of assets and liabilities and line items included in and be in a form consistent with, the February 2005 Working Capital Statement set forth on Schedule 3.3(b)(i). Contributor shall give the Company reasonable access to Contributor’s books and records and shall cooperate with the Company in connection with the preparation of the Closing Statement. Contributor shall have the opportunity to observe the taking of inventory of the Company in connection with the preparation of the Closing Statement. Following Contributor’s receipt of the Closing Statement and until the Closing Working Capital is finally determined pursuant to this

Section 7.15(a), Contributor and its representatives and agents shall be permitted to review the Company’s books and records related to the Company’s preparation of the Closing Statement and determination of the Closing Working Capital and to review the Company’s working papers relating to the preparation of the Closing Statement. The Closing Statement shall become final and binding upon the parties 30 days following Contributor’s receipt thereof, unless Contributor gives written notice of its disagreement (“Notice of Disagreement”) to the Company prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If a timely Notice of Disagreement is received by the Company, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties hereto resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by a nationally recognized accounting firm or consulting firm mutually acceptable to Contributor and the Company (the “Accounting Firm”). During the 30 days following delivery of a Notice of Disagreement, the Company and Contributor shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Company shall be permitted to review Contributor’s working papers relating to the Notice of Disagreement. At the end of such 30-day period, the Company and Contributor shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Working Capital in accordance with the guidelines and procedures set forth in this Agreement. The Company and Contributor will cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm’s determination of Closing Working Capital shall be based solely on written presentations submitted by the Company and Contributor which are in accordance with the guidelines and procedures (including the definition of Closing Working Capital) set forth in this Agreement (i.e., not on the basis of an independent review). The Accounting Firm shall consider only the disputed matters that were included in the Notice of Disagreement and the Accounting Firm may not assign a value to any item in dispute greater than the greatest value assigned by the Company, on the one hand, or Contributor, on the other hand, or less than the smallest value for such item assigned by the Company, on the one hand, or Contributor, on the other hand. The Closing Statement shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party in the written presentation to the Accounting Firm. For example, if Contributor submits a Notice of Disagreement for $1,000, and if the Company contests only $500 of the amount claimed by Contributor, and if the Accounting Firm ultimately resolves the dispute by awarding Contributor $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e. 300/500) to the Company and 40% (i.e. 200/500) to Contributor.

            (b)  If the Closing Working Capital is less than $40,000,000.00, Contributor shall, within three business days after the Closing Statement becomes final and binding on the parties, make payment by wire transfer to the Company in immediately available funds of the amount of the absolute value of such difference, together with interest thereon at a rate per annum equal to the prime rate of interest announced from time to time in The Wall Street Journal

(the “Applicable Rate”), calculated on the basis of the actual number of days elapsed over 365, from the date of delivery by the Company to Contributor of the statement described in the first sentence of Section 7.15(a) to the date of payment.

ARTICLE VIII

TERMINATION; TERMINATION PAYMENT

     8.1 Termination. This Agreement may be terminated prior to the Closing as follows:

            (a)  by mutual written agreement of Contributor and the Company;

            (b)  by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other Party, which breach is not cured within ten days following written notice to the Party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

            (c)  by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Article IV has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied);

            (d)  by the Company in the event that the Closing does not occur by September 30, 2005 (the “Expiration Date”) (or by such later date as shall be mutually agreed to by Contributor and the Company in writing), unless the Closing has not occurred due to a material failure of the Company to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

            (e)  by Contributor (provided that Contributor is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other Party, which breach is not cured within ten days following written notice to the Party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

            (f)  by Contributor (provided that Contributor is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Article IV has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied); and

            (g)  by Contributor in the event that the Closing does not occur by the Expiration Date (or by such later date as shall be mutually agreed to by Contributor and the Company in writing), unless the Closing has not occurred due to a material failure of Contributor to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date.

     8.2 Termination Fee. If this Agreement is terminated (a) by Contributor for any reason other than pursuant to Section 8.1(e) on account of a material breach of this Agreement by the Company that is not cured as set forth in Section 8.1(e), or (b) by the Company (i) pursuant to Section 8.1(b) on account of a material breach of this Agreement by Contributor or Parent that is not cured as set forth in Section 8.1(b) or (ii) pursuant to Section 8.1(d) (but only if the closing conditions in any of Sections 4.1(c), 4.1(e), 4.2(c), 4.2(d) or 4.2(e) have not been satisfied as of the Expiration Date), then Contributor shall deliver to the Company for no additional consideration, as liquidated damages, the BMK Preferred, which shall be the Company’s sole and exclusive remedy and claim against Parent, Contributor, LLC 1, LLC 2 and LLC 3 for such termination. Notwithstanding the foregoing, the Contributor shall have no obligation to deliver the BMK Preferred to the Company hereunder if the transactions contemplated by this Agreement are not consummated as a result of (i) any change in law or regulation that prohibits the transactions contemplated hereby or (ii) any injunction granted by any court or regulatory body enjoining the transactions contemplated hereby.

MISCELLANEOUS

     9.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver shall be binding upon Contributor, LLC 1, LLC 2 and LLC 3 only if set forth in a writing executed by Contributor and referring specifically to the provision alleged to have been amended or waived, (ii) and any such amendment or waiver shall be binding upon the Company only if set forth in a writing executed by the Company and referring specifically to the provision alleged to have been amended or waived, and (iii) any such amendment or waiver shall be binding upon Parent only if set forth in a writing executed by Parent and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

     9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Contributor and the Company and Parent shall be sent to the addresses indicated below:

            Notices to Contributor and Parent:

Eljer Plumbingware, Inc.
Phillips Point - West Tower
777 South Flagler Drive, Suite 1100

West Palm Beach, FL 33401
Telecopy No. (561) 514-3866
Attn: Steven Barre, Senior Vice President and General Counsel

        with a copies to:
        (which shall not constitute notice to Contributor or Parent)

Jacuzzi Brands, Inc.
Phillips Point – West Tower
777 S. Flagler Drive, Suite 1100
West Palm Beach, FL 33401
Attention: General Counsel
Telecopy No.: (561) 514-3866

       and

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: John A. Bick, Esq.
Telecopy No.: (212) 450-3800

        Notices to the Company and (after the Closing, LLC 1, LLC 2 or LLC 3):

BMK/Eljer Holding Corp.
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486
Attn: Marc J. Leder, Rodger R. Krouse
         and C. Deryl Couch
Telecopy No. (561) 394-0540

        with copies to:
        (which shall not constitute notice to the Company):

Sun Eljer, LLC
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486
Attn: Marc J. Leder, Rodger R. Krouse
         and C. Deryl Couch
Telecopy No. (561) 394-0540

        and

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Telecopy No. (312) 861-2200
Attn: Douglas Gessner

     9.3 Assignment.

           (a)  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Contributor, Parent, LLC 1, LLC 2 or LLC 3 without the prior written consent of the Company.

           (b)  In addition, the Company may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to acquire some or all of the Company Acquired Assets and the right to be indemnified by Parent and Contributor as set forth in this Agreement) to one or more of its wholly-owned subsidiaries, and the Company may, in its sole discretion, direct Contributor to convey the Company Acquired Assets, in whole or in part, to one or more of its wholly-owned subsidiaries. In the event the Company assigns to Eljer, Inc. (one of the Company’s Affiliates) all of the Company’s rights and obligations pursuant to this Agreement (including the right to acquire the LLC 2 Membership Interests and the Company Acquired Assets and the obligation to assume the Assumed Obligations), the Parties hereto agree that the Company shall have no further obligations or liabilities pursuant to this Agreement (including, without limitation, any indemnification obligations or liabilities) or the transactions contemplated hereby. The Company may assign this Agreement and its rights and obligations hereunder in connection with a merger or consolidation involving the Company or in connection with a sale of stock (or other ownership interests) or all or substantially all of the assets of the Company as a going concern. The Company may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lender(s) as collateral security.

           (c)  Contributor agrees and acknowledges (on behalf of itself and its successors) that any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities shall provide that the successor(s) and/or assignee(s) of the Contributor and/or Contributor's businesses or assets shall assume all the obligations of Contributor under this Agreement; provided, that, Contributor agrees and acknowledges that such assumption shall not relieve the Contributor of its obligations hereunder.

     9.4  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     9.5  Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

     9.6  Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

     9.7  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

     9.8  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.9  Governing Law.  THE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     9.10  No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, the Company, Contributor, Parent, LLC 1, LLC 2 and LLC 3 confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     9.11  Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.9 above), in addition to any other remedy to which they may be entitled, at law or in equity (subject to the provisions set forth in Section 7.6 above)

     9.12  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied, shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

     9.13  Bulk Transfer Laws.  The Company hereby waives compliance by Contributor with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Company Acquired Assets. LLC 2 hereby waives compliance by Contributor with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the contribution of the LLC 2 Acquired Assets. Contributor and Parent agree to jointly and severally indemnify the Company against all liability, damage or expense which the Company may suffer due to the failure to so comply or to provide notice required by any such law.

     9.14  Checks Outstanding.  After the Closing, Contributor and Parent shall cause all “cut” but uncashed checks written by Contributor or Parent on the Business’s behalf prior to the Closing to clear such Person’s bank accounts.

     9.15  Real Property.  Prior to the Closing, Contributor and the Company shall negotiate in good faith a sublease to be entered into at Closing pursuant to which Contributor shall sublease the Verona Real Property to the Company for an annual rent equal to the annual rent paid by Contributor pursuant to the Verona Leases. Such sublease shall (i) have a base term which expires on November 1, 2007, (ii) obligate Contributor to extend the terms of the Verona Leases until at least November 1, 2007, (iii) grant the Company the right, but not the obligation, to assume the Verona Leases as of November 2, 2007 (subject to the landlord's consent); and (iv) be on such other terms as are reasonably acceptable to the Parties. Contributor shall cooperate with the Company to obtain any consents or approvals necessary or advisable for the assignment of the Verona Leases from Contributor to the Company (it being understood that Contributor shall have no obligation to pay any amount in connection with the Company obtaining such consents or approvals). If such sublease has not been agreed upon and executed by Contributor and the Company at Closing, the Company shall have the right to use and occupy the Verona Real Property to operate the Business in the Ordinary Course of Business until such time as such sublease has been agreed upon and executed by Contributor and the Company, but in any event not later than April 15, 2006.

9.16  Transition Services; Supply Agreements.

           (a)  For six (6) months (the “Transition Period”) following the Closing, Contributor and Parent will provide to the Company (or its assignee), and the Company (or its assignee) and its subsidiaries will provide to Parent and its Affiliates, as applicable, the transition services set forth on Schedule 9.16(a) and such other services as the Company (or its assignee) shall reasonably request (the "Transition Services"), in each case, at no cost to the Party receiving such services; provided, however, if (i) Parent and its Affiliates use their commercially reasonable efforts to facilitate the ability of the Company (or its assignee) to within four (4) months following the Closing to independently provide itself with the Transition Services and (ii) the Company (or its assignee) fails to use its commercially reasonable efforts to prepare itself to, within four (4) months following the Closing, independently provide itself with the Transition Services, then for the period from the fourth (4th) month following the Closing until the end of the Transition Period, the Party receiving the Transition Services shall pay the Party providing the Transition Services the direct out-of-pocket cash cost (without providing any margin of profit to the Party providing the Transition Services) incurred by the Party providing the services to provide such services. Promptly following the date hereof, Contributor and Parent will begin planning for the separation of the Business from Contributor's and Parent's other businesses and shall take such other reasonable actions (both prior to and following the Closing) which shall facilitate the ability of the Company (or its assignee) to as promptly as practical following the Closing (but with a target of four (4) months following the Closing) to independently provide itself with the Transition Services. Contributor and Parent shall consult with the Company (or its assignee) with respect to the actions to be taken pursuant to the immediately prior sentence and, provided such requests do not unreasonably interfere with Contributor's or Parent's business prior to the Closing, attempt to implement all reasonable requests of the Company (or its assignee) as to actions which the Company (or its assignee) believe will facilitate the ability of the Company (or its assignee) to promptly independently provide itself with the Transition Services to be provided to it. Promptly following the date hereof, the Parties will negotiate and execute a transition services agreement to memorialize such agreement.

           (b)  Following the Closing Date, Buyer may offer employment to Contributor's employees located at Parent's Dallas, Texas facility and, with Parent’s prior written consent, such other employees who provided or are providing services to the Company (or its assignee) during the Transition Period. Parent agrees to pay (on behalf of the Company (or its assignee)), to any employee who is hired by the Company (or its assignee) pursuant to the immediately preceding sentence and whose employment with the Company (or its assignee) is terminated prior to the first anniversary of the Closing, a severance benefit (based on such employee’s years of service at Contributor) under the ordinary severance benefit policy applied under Parent’s severance policy as set forth on the Parent Severance Policy Schedule attached hereto as Schedule 7.7(b).

           (c)  The Parties shall negotiate in good faith and attempt to enter into supply agreements that will last for a period of one (1) year following the Closing (unless a longer period of time is agreed to by the parties), for the supply of acrylic bathtubs, Astracast sinks and ceramics on mutually acceptable terms (including pricing terms) and conditions which shall be consistent with those in effect immediately prior to the Closing Date.

     9.17  Restructuring Costs.  Each of Contributor and Parent agrees that it shall promptly following the Closing complete (at their sole cost and expense) all in-process, or contemplated, closure, downsizing, restructuring or combining of Contributor’s facilities. For avoidance of doubt, all reasonable actions taken by Contributor and Parent of the obligations taken by Contributor and Parent following the date hereof in connection with the in-process, or contemplated closure, downsizing, restructuring or combining of Contributor’s facilities shall not be a breach of Section 7.1.

*    *    *    *    *

     IN WITNESS WHEREOF, the Parties hereto have caused this Contribution and Sale Agreement to be duly executed as of the date and year first written above.

JACUZZI BRANDS INC.

By:	/s/ Steven Barre

Its:	Senior Vice President, General Counsel & Secretary

ELJER PLUMBINGWARE, INC.

By:	/s/ Steven Barre

Its:	Vice President

ELJER ONE, LLC

By:	/s/ Steven Barre

Its:	Authorized Person

ELJER TWO, LLC

By:	/s/ Steven Barre

Its:	Authorized Person

ELJER THREE, LLC

By:	/s/ Steven Barre

Its:	Authorized Person

BMK/ELJER HOLDING CORP.

By:	/s/ Steven Barre

Its:	Vice President